Exhibit 10.1

Confidential

Date	To
February 19, 2020	Donnie Kish

From
David Brickman

Subject
Special Award for Your Service as Interim Chief Financial Officer

This memorandum sets forth Freddie Mac’s agreement to provide to you a special award in recognition of your service as interim Chief Financial Officer (“CFO”) pursuant to the terms detailed below. This award has been approved by both the Compensation and Human Capital Committee and FHFA.

I.	Terms of This Special Award

You are eligible to receive a special award that will be calculated as follows:

•

The award will accrue at a rate of $50,000 per month, beginning December 19, 2019 and continuing through the last business day prior to the date on which a permanent CFO commences employment at Freddie Mac (the “CFO Employment Date”). As a result, the total amount of the award will not be determined until a permanent CFO begins employment.

•	The amount accrued in a partial month will be pro-rated using our standard payroll methodology.

•

Payment of the total award will occur in two equal installments. Except as described below in “Treatment of Your Award in the Event of Termination of Employment,” your receipt of each installment is subject to the following conditions:

•	First Installment – Continued employment through the CFO Employment Date; and,

•	Second Installment – Continued employment through the 60th calendar day following the CFO Employment Date.

•	Payment will occur via your paycheck as soon as administratively possible following, as applicable, the CFO Employment Date and the 60th calendar day following the CFO Employment Date.

II.	Treatment of Your Special Award in the Event of Termination of Employment

Severance Eligible Termination (Excluding Performance-Based): If Freddie Mac terminates your employment as a result of a severance eligible event (other than a performance-based termination) and you receive severance pay, all accrued and unpaid portions of the award will be paid via Payroll as soon as administratively possible after your termination date, subject to prior FHFA approval, as appropriate.

Performance-Based Termination: If Freddie Mac terminates your employment based on management’s determination in its sole discretion that your job performance, attendance or conduct does not meet expectations for your role, or that it no longer maintains a high level of confidence in your decisions, judgment, and/or conduct, you forfeit all unpaid portions of the award.

Voluntary Termination (including Retirement) or Involuntary Termination for Cause: If you voluntarily terminate your employment for any reason other than death or disability or are involuntarily terminated due to the occurrence of one or more of the Forfeiture Events described in the Recapture and Forfeiture Agreement, all unpaid portions of the special award will be forfeited.

Death or Long-Term Disability: If your employment with Freddie Mac terminates due to either death or long-term disability, all accrued and unpaid portions of the special award will be paid via Payroll as soon as administratively possible after the date of death or termination.

Under no circumstances will you be you obligated to repay Freddie Mac any portion of the special award that you received prior to your termination date.

III.	General

Receipt of this award does not preclude you from receiving an award under any other element of Freddie Mac’s compensation program.

Amounts paid will not be considered compensation for purposes of the tax qualified Thrift/401(k) Savings Plan or the non-qualified Supplemental Executive Retirement Plan.

Freddie Mac reserves the right, subject to FHFA approval, to modify the terms and conditions set forth herein so long as such modifications reasonably and in good faith are not detrimental to the rights of the employee.

The provisions of this agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict-of-laws principles. Nothing in the agreement shall be construed or interpreted to be a contract of employment for any specified duration and you and Freddie Mac each have the right to terminate the employment relationship at any time for any lawful reason.

Confidential